Exhibit (d.3)

CAREGUIDE, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

JULY 17, 2008

TABLE OF CONTENTS

PAGE

1.	Agreement To Sell And Purchase	1
1.1	Authorization of Shares	1
1.2	Sale and Purchase	2
2.	Closing, Delivery And Use of Proceeds	2
2.1	Closing	2
2.2	Delivery	2
2.3	Use of Proceeds	2
3.	Representations And Warranties Of The Company	2
3.1	Organization and Good Standing	2
3.2	Capitalization; Voting Rights	2
3.3	Authorization; Binding Obligations	3
3.4	Offering Valid	4
3.5	SEC Reports; Financial Statements	4
4.	Representations And Warranties Of Purchasers	4
4.1	Requisite Power and Authority	4
4.2	Investment Representations	5
4.3	Transfer Restrictions	6
5.	Conditions To Closing	6
5.1	Conditions to Purchasers’ Obligations at the Closing	6
5.2	Conditions to Obligations of the Company	8
6.	Restrictions on Transfer; Purchaser Representative	9
6.1	Restrictions on Transfer	9
6.2	Purchaser Representative	10
7.	Miscellaneous	11
7.1	Termination	11
7.2	Governing Law	11
7.3	Survival	11
7.4	Successors and Assigns	11
7.5	Entire Agreement	12
7.6	Severability	12
7.7	Amendment and Waiver	12
7.8	Delays or Omissions	12

i

TABLE OF CONTENTS

(CONTINUED)

PAGE

7.9	Notices	12
7.10	Expenses	13
7.11	Attorneys’ Fees	13
7.12	Titles and Subtitles	13
7.13	Counterparts	13
7.14	Broker’s Fees	13
7.15	Exculpation Among Purchasers	13
7.16	Pronouns	13

ii

LIST OF EXHIBITS

Schedule of Purchasers	Exhibit A
Certificate of Designations	Exhibit B
Stockholders Agreement	Exhibit C
Securities Restriction Agreement	Exhibit D

CAREGUIDE, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 17, 2008, by and among CAREGUIDE, INC., a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).

RECITALS

WHEREAS, the Company has authorized the sale and issuance of an aggregate of up to 6,666,667 shares of its Series A Preferred Stock (the “Shares”);

WHEREAS, Purchasers desire to purchase the Shares on the terms and conditions set forth herein;

WHEREAS, the Company intends to use the proceeds from the sale of the Shares to repurchase fractional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), following a 1-for-100,000 reverse stock split and a 100,000-for-1 forward stock split (the “Stock Split”), and for the other uses described in Section 2.3; and

WHEREAS, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Agreement To Sell And Purchase.

1.1       Authorization of Shares. The Company has authorized (a) the sale and issuance to Purchasers of the Shares and (b) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares have the rights, preferences, privileges and restrictions set forth in the Certificate of Incorporation, as amended to date (the “Amended Charter”), and the Second Amended Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions thereof of the Series A Preferred Stock, in the form attached hereto as Exhibit B (the “Certificate of Designations”).

1.2	Sale and Purchase.

(a)       No later than three (3) business days prior to the Closing (as hereinafter defined), the Company will provide the Purchasers with a written notice setting forth its best estimate of the number of Shares (the “Minimum Share Amount”) (such amount not to exceed 6,666,667 Shares) reasonably necessary, in its sole discretion, to provide the Company with net proceeds sufficient to satisfy the use of proceeds set forth in clauses (a) and (b) of Section 2.3 hereof. This notice shall include a reasonably detailed explanation of how the Company calculated the Minimum Share Amount.

(b)       If the Minimum Share Amount is less than 6,666,667 Shares, the Company and the Purchasers may agree in writing that additional Shares (the “Additional Share Amount”) will be issued and sold by the Company and purchased by the Purchasers at the Closing; provided, however that in no event shall the Total Share Amount (as hereinafter defined) exceed 6,666,667 Shares. The Minimum Share Amount plus the Additional Share Amount, if any, is referred to herein as the “Total Share Amount.”

(c)       Subject to the terms and conditions hereof, at the Closing, the Company hereby agrees to issue and sell to the Purchasers, and each Purchaser hereby agrees to purchase from the Company, severally and not jointly, such Purchaser’s pro rata portion of the Total Share Amount, in accordance with such Purchaser’s respective percentage interest, as set forth opposite such Purchaser’s name in column four (entitled “Percentage of Shares”) of Exhibit A, at a purchase price of sixty cents ($0.60) per share.

2.	Closing, Delivery And Use of Proceeds.

2.1       Closing. The closing of the sale and purchase of Shares under this Agreement (the “Closing”) shall take place at 1:00 p.m. on the third business day following the date that all conditions to Closing (other than those which by their nature are to be satisfied at the Closing) have been satisfied, at the offices of the Company, or at such other time or place as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2       Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by check or wire transfer made payable to the order of the Company.

2.3       Use of Proceeds. The Company shall use the proceeds from the sale of the Shares to (a) repurchase fractional shares of the Company’s common stock following the Stock Split and (b) pay costs and expenses related to the Stock Split, the sale of the Shares and the other transactions contemplated by this Agreement. The Company shall use any proceeds from the sale of the Shares remaining after the payment of the expenditures described in clauses (a) and (b) for working capital and other general corporate purposes.

3.	Representations And Warranties Of The Company.

The Company hereby represents and warrants to each Purchaser as set forth below.

3.1       Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares and the Conversion Shares, and to carry out the provisions of this Agreement and the Certificate of Designations and to carry on its business as presently conducted.

3.2	Capitalization; Voting Rights.

(a)       The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 200,000,000 shares of Common Stock, 67,538,976 shares of which are issued and outstanding (without giving effect to the Stock Split or the exercise of any option, warrant or other conversion right described in Section 3.2(c)), and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (the Preferred Stock”), 12,916,667 of which are designated Series A Preferred Stock, 6,250,000 of which are issued and outstanding.

(b)       Under the Company’s equity incentive plans (the “Plans”), options to purchase 12,959,970 shares have been granted and are currently outstanding and 3,365,612 shares of Common Stock remain available for future issuance.

(c)       Other than (i) the outstanding Preferred Stock, (ii) the Plans, (iii) warrants outstanding as of the date hereof for the issuance of 4,372,965 shares of Common Stock, (iv) warrants issuable after the date hereof pursuant to the terms of the compensatory arrangements described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2008) and (v) $6.5 million in aggregate principal amount of convertible promissory notes issued in December 2006, to the former security holders of Haelan Corporation, and except as may be granted pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(d)       All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e)       The rights, preferences, privileges and restrictions of the Shares are as stated in the Amended Charter and the Certificate of Designations. When issued in compliance with the provisions of this Agreement, the Amended Charter and/or the Certificate of Designations, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon the Purchasers; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

3.3       Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Amended Charter and Certificate of Designations has been taken. The Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

3.4       Offering Valid. Assuming the accuracy of the representations and warranties of Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

3.5       SEC Reports; Financial Statements. Except for the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”), which was filed late, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2007 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, except for the filing date of the 2007 Form 10-K, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.	Representations And Warranties Of Purchasers.

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

4.1       Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable in accordance with their terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

4.2       Investment Representations. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

(a)       Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(b)       Acquisition for Own Account. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.

(c)       Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d)       Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e)       Company Information. Purchaser has received and read the Company’s current, quarterly and annual reports, proxy statements, registration statements and other information as filed with the SEC and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f)        Rule 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. Purchaser understands that one use of the proceeds of the transactions contemplated hereby is to effect the repurchase of fractional shares upon the effectiveness of a reverse stock split, which will result in the Company ceasing to report under the Exchange Act and that current public information is not expected to be available at the time that the holding period of the of the Shares has been met.

(g)       Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Exhibit A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Exhibit A.

(h)       Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Company’s offer and sale and such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

4.3       Transfer Restrictions. Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth herein and in the Stockholders Agreement to be executed at the Closing in substantially the form attached as Exhibit C (the “Stockholders Agreement”).

5.	Conditions To Closing.

5.1       Conditions to Purchasers’ Obligations at the Closing. Purchasers’ obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)       Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b)       Legal Investment. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

(c)       Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement except for such as may be properly obtained subsequent to the Closing.

(d)       Filing of Certificate of Designations. The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

(e)       Corporate Documents. The Company shall have delivered to Purchasers or their counsel copies of all corporate documents of the Company as Purchasers shall reasonably request.

(f)        Fairness Opinion. The Board of Directors of the Company (the “Board”) shall have received a fairness opinion (the “Fairness Opinion”) from Navigant Capital Advisors, to the effect that the consideration to be paid to the holders of the Company’s Common Stock to repurchase fractional shares pursuant to the Stock Split is fair to such stockholders from a financial point of view. The Fairness Opinion shall be in full force and effect as of the date of Closing and shall not have been revoked or retracted.

(g)       Stock Split; Use of Proceeds. All of the conditions (other than payment of any amounts to be paid with the proceeds of the Purchasers’ investment) to the Stock Split, as described in the information statement delivered to the Company’s stockholders (which shall be in form and substance reasonably satisfactory to the Purchasers), shall have been satisfied (or waived by the Purchasers). The purchase price per share for the repurchase fractional shares of the Company’s Common Stock following the Stock Split shall be equal to the price approved by the Board as of the date hereof.

(h)       Public Company Obligations. The Company shall have taken all necessary actions such that it has terminated the registration of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and has suspended its reporting obligations under Section 15(d) of the Exchange Act.

(i)        Stockholders Agreement. Holders of an aggregate of at least 85% of the capital stock of the Company (after giving effect to the Stock Split and the Closing) shall have executed the Stockholders Agreement, as shall any officer or director of the Company who holds any capital stock of the Company or any security convertible into capital stock of the Company.

(j)        Termination of Existing Stockholders Agreement. The Company and the parties to that certain stockholders agreement dated January 25, 2006 (the “Existing Stockholders Agreement”) shall have taken all necessary actions to terminate the Existing Stockholders Agreement.

(k)       No Material Adverse Effect. There shall not have occurred since the date of this Agreement any event or circumstance that has had or would reasonable be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any change, circumstance, development, state of facts, or event that has or could reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) (i) on or with respect to the business, assets, condition (financial or otherwise) or results of operations of the Company, or (ii) that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Company of the Closing, provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be considered in determining whether a Material Adverse Effect has occurred: any adverse effect, (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income disruption of business relationships or loss of employees) to the extent arising from or attributable to (A) the announcement or pendency of the Stock Split, (B) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees of Company to the extent and when required by employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement, (C) any breach by one or more parties of this Agreement and (D) any item described in any document provided to the Purchasers on or prior to the date hereof, provided that such document is clearly marked as Company disclosure pursuant to this Section 5.1(k).

(l)        Officer’s Certificate. The Purchasers shall have received a certificate of an executive officer of the Company confirming satisfaction of the conditions described in Sections 5.1(a) and 5.1(k) hereof.

(m)      Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchasers and their special counsel, and Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.2       Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)       Representations and Warranties True. The representations and warranties in Section 4 made by those Purchasers acquiring Shares hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(b)       Performance of Obligations. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.

(c)       Filing of Certificate of Designations. The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

(d)       Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (except for such as may be properly obtained subsequent to the Closing).

(e)       Fairness Opinion. The Board shall have received the Fairness Opinion from Navigant Capital Advisors, to the effect that the consideration to be paid to the holders of the Company’s Common Stock to repurchase fractional shares pursuant to the Stock Split is fair to such stockholders from a financial point of view. The Fairness Opinion shall be in full force and effect as of the date of Closing and shall not have been revoked or retracted.

5.3       Securities Restriction Agreement. The Company shall make every commercially reasonable effort to cause each current employee of the Company who holds any capital stock of the Company or any security convertible into or exercisable for capital stock of the Company, and who is not a party to the Stockholders Agreement, to execute the Securities Restriction Agreement in substantially the form attached as Exhibit D (the “Securities Restriction Agreement”).

6.	Restrictions on Transfer; Purchaser Representative.
6.1	Restrictions on Transfer.

(a)       Each Purchaser agrees not to make any disposition of all or any portion of the Shares or Conversion Shares unless and until:

(i)        there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)       as otherwise permitted pursuant to the terms of the Stockholders Agreement.

(b)       Each certificate representing Shares shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws or required by the Stockholders Agreement):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)       The Company shall be obligated to reissue promptly unlegended certificates at the request of any Purchaser thereof if the Purchaser shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that any legend required by the Stockholders Agreement shall be removed only in accordance with the provisions of the Stockholders Agreement.

(d)       Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

6.2	Purchaser Representative.

(a)       Each Purchaser hereby irrevocably appoints each of Psilos Group Partners, L.P. and Psilos Group Partners II, L.P. (each, a “Purchaser Representative”) as such Purchaser’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Purchaser and to act on behalf of such Purchaser in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as any Purchaser Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including, without limitation, the power:

(i)        to take all action necessary or desirable in connection with the waiver of any condition to the obligations of such Purchaser to consummate the transactions contemplated by this Agreement;

(ii)       to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Purchaser shall execute and deliver any such documents which the Purchaser Representative agrees to execute);

(iii)      to terminate this Agreement if such Purchaser is entitled to do so;

(iv)      to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration; and

(v)       to take all actions which under this Agreement may be taken by such Purchaser and to do or refrain from doing any further act or deed on behalf of such Purchaser which any Purchaser Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Purchaser could do if personally present.

(b)       No Purchaser Representative will be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. Each Purchaser Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c)       Each Purchaser agrees, severally but not jointly, to indemnify each Purchaser Representative for, and to hold the Purchaser Representative harmless against, any loss, liability or expense arising out of or in connection with the Purchaser Representative’s carrying out it duties under this Agreement, including costs and expenses of successfully defending the Purchaser Representative against any claim of liability with respect thereto, except to the extent caused by willful misconduct or bad faith on the part of such Purchaser Representative. The Purchaser Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

7.	Miscellaneous.
7.1	Termination.

(a)       The Company may terminate this Agreement at any time prior to the Closing upon receiving an offer from a third party (the “Offeror”) to engage in a transaction that the Board concludes in good faith is (i) on terms and conditions materially more favorable from a financial point of view to the Company’s stockholders than those contemplated hereby, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay and (iii) for which financing, to the extent required, is committed (a “Superior Offer”), if the Board concludes in good faith that such action is required in order for the Board to comply with its fiduciary obligations to the Company’s stockholders under applicable law.

(b)       If this Agreement is terminated by the Company pursuant to Section 7.1(a), the Company shall pay to the Purchasers (pro rata based on the maximum number of Shares to be purchased, as reflected on Exhibit A hereto) by wire transfer of immediately available funds an amount equal to one-hundred and sixty thousand dollars ($160,000) and, in addition, shall promptly reimburse the Purchasers for all out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.2       Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof.

7.3       Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchasers, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchasers or any of their representatives.

7.4       Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

7.5       Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

7.6       Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.7       Amendment and Waiver. This Agreement may be amended or modified, and the obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived, only upon the written consent of the Company and holders of at least a majority of the Shares purchased or agreed to be purchased pursuant to this Agreement (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public).

7.8       Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Amended Charter or Certificate of Designations, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or the Amended Charter or Certificate of Designations or any waiver on such party’s part of any provisions or conditions of the Agreement or the Amended Charter or Certificate of Designations must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or the Amended Charter or Certificate of Designations, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.9       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to a Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or such Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

7.10     Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that the Company shall, at the Closing, reimburse the reasonable invoiced fees and expenses of one or more counsels for the Purchasers incurred in connection with the negotiation and execution of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby.

7.11     Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.12     Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.13     Counterparts. This Agreement may be executed in any number of counterparts (which may be delivered by facsimile or other electronic means), each of which shall be an original, but all of which together shall constitute one instrument.

7.14     Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.14 being untrue.

7.15     Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares and Conversion Shares.

7.16     Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

*    ****

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY: CAREGUIDE, INC. Signature: /s/ Chris E. Paterson Print Name: Chris E. Paterson Title: Chief Executive Officer Address: CareGuide, Inc. 4401 N.W. 124th Avenue Coral Springs, FL 33065

[Series A Preferred Stock Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASERS:

ESSEX WOODLANDS HEALTH VENTURES FUND IV, L.P.

By: Essex Woodlands Health Ventures IV, L.L.C.

Its General Partner

By: /s/ Mark Pacala

Name: Mark Pacala

Title: Authorized Signatory

ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P.

By: Essex Woodlands Health Ventures V, L.L.C.

Its General Partner

By: /s/ Mark Pacala

Name: Mark Pacala

Title: Authorized Signatory

[Series A Preferred Stock Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASERS: PSILOS GROUP PARTNERS II, L.P. By: Psilos Group Investors II, LLC Its General Partner By: /s/ Albert S. Waxman Name: Albert S. Waxman Title: Senior Managing Member
PSILOS GROUP PARTNERS, L.P. By: Psilos Group Investors, LLC Its General Partner By: /s/ Albert S. Waxman Name: Albert S. Waxman Title: Senior Managing Member

[Series A Preferred Stock Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASERS: HICKORY VENTURE CAPITAL CORPORATION By: /s/ J. Thomas Noojin Name: J. Thomas Noojin Title: President

[Series A Preferred Stock Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASERS: /s/ John Pappajohn John Pappajohn

[Series A Preferred Stock Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASERS: /s/ Derace L. Schaffer Derace L. Schaffer, M.D.

[Series A Preferred Stock Purchase Agreement Signature Page]

EXHIBIT A

SCHEDULE OF PURCHASERS

NAME AND ADDRESS	MAXIMUM NUMBER OF SHARES	MAXIMUM PURCHASE PRICE	PERCENTAGE OF SHARES
Essex Woodlands Health Ventures Fund IV, L.P. 717 Fifth Avenue 14th Floor, Suite B New York, NY 10022 Attn: Mark L. Pacala	166,667	$100,000	2.50%
Essex Woodlands Health Ventures Fund V, L.P. 717 Fifth Avenue 14th Floor, Suite B New York, NY 10022 Attn: Mark L. Pacala	500,000	$300,000	7.50%
Psilos Group Partners, L.P. and any designee thereof 140 Broadway, 51st Floor New York, NY 10005 Attn: Joseph R. Riley	[4,250,000][1]	[$2,550,000]	63.75%
Psilos Group Partners II, L.P. and any designee thereof 140 Broadway, 51st Floor New York, NY 10005 Attn: Joseph R. Riley			%
Hickory Venture Capital Corporation 301 Washington Street, NW, Suite 301 Huntsville, AL 35801 Attn: J. Thomas Noojin	500,000	$300,000	7.50%
Derace L. Schaffer, M.D. 3611 Cole Avenue, Apt. 188 Dallas, TX 75204	833,333	$500,000	12.50%
John Pappajohn c/o Equity Dynamics 2116 Financial Center Des Moines, IA 50309	416,667	$250,000	6.25%
TOTAL:	6,666,667	$4,000,000.00	100.00%

_________________________

1 Psilos to provide allocations.

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

EXHIBIT C

STOCKHOLDERS AGREEMENT

EXHIBIT D

SECURITIES RESTRICTION AGREEMENT

CAREGUIDE, INC.

AMENDMENT

TO

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This amendment (the “Amendment”) to that certain Series A Preferred Stock Purchase Agreement dated as of July 17, 2008 (the “Agreement”) is made and entered into as of December 5, 2008, by and among CAREGUIDE, INC. a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached to the Agreement as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).

RECITALS

WHEREAS capitalized terms that are not defined herein have the meaning set forth in the Agreement;

WHEREAS Section 7.7 of the Agreement provides that it may be amended upon the written consent of the Company and holders of at least a majority of the Shares agreed to be purchased pursuant to the Agreement;

WHEREAS the Company and the Purchasers consent and agree to amend the Agreement in the manner set forth herein.

NOW THEREFORE the parties hereto consent and agree as follows:

Amendments to Agreement

1.         The third recital of the Agreement shall be amended and restated to read in its entirety as follows:

WHEREAS, the Company intends to use the proceeds from the sale of the Shares to repurchase fractional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), following a 1-for-50,000 reverse stock split and a 50,000-for-1 forward stock split (the “Stock Split”), and for the other uses described in Section 2.3;

2.         Section 5.1(f) of the Agreement shall be amended and restated to read in its entirety as follows:

Fairness Opinion. The fairness opinion received by the Board of Directors of the Company (the “Board”) from Navigant Capital Advisors on June 18, 2008 (the “Fairness Opinion”) shall be in full force and effect as of the date of Closing and shall not have been revoked or retracted.

3.         Section 5.2(e) of the Agreement shall be amended and restated to read in its entirety as follows:

Fairness Opinion. The Fairness Opinion shall be in full force and effect as of the date of Closing and shall not have been revoked or retracted.

4.	The Schedule of Purchasers of the Agreement shall be amended and restated to read in its entirety as follows:

SCHEDULE OF PURCHASERS

NAME AND ADDRESS	MAXIMUM NUMBER OF SHARES	MAXIMUM PURCHASE PRICE	PERCENTAGE OF SHARES
Essex Woodlands Health Ventures Fund IV, L.P. 717 Fifth Avenue 14th Floor, Suite B New York, NY 10022 Attn: Mark L. Pacala	166,667	$100,000	2.50%
Essex Woodlands Health Ventures Fund V, L.P. 717 Fifth Avenue 14th Floor, Suite B New York, NY 10022 Attn: Mark L. Pacala	500,000	$300,000	7.50%
Psilos/CareGuide Investment, L.P. and any designee thereof 140 Broadway, 51st Floor New York, NY 10005 Attn: Joseph R. Riley	4,250,000	$2,550,000	63.75%
Hickory Venture Capital Corporation 301 Washington Street, NW, Suite 301 Huntsville, AL 35801 Attn: J. Thomas Noojin	500,000	$300,000	7.50%
Derace L. Schaffer, M.D. 3611 Cole Avenue, Apt. 188 Dallas, TX 75204	833,333	$500,000	12.50%

John Pappajohn c/o Equity Dynamics 2116 Financial Center Des Moines, IA 50309	416,667	$250,000	6.25%
TOTAL:	6,666,667	$4,000,000.00	100.00%

6.         Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of December 5, 2008.

COMPANY:

CareGuide, Inc.

By:	/s/ Chris Paterson
	Name:	Chris Paterson
	Title:	Chief Executive Officer

PURCHASERS:

Essex Woodlands Health Ventures Fund IV, L.P.

By:	/s/ Mark L. Pacala
	Name:	Mark L. Pacala
	Title:	Managing Director

Essex Woodlands Health Ventures Fund V, L.P.

By:	/s/ Mark L. Pacala
	Name:	Mark L. Pacala
	Title:	Managing Director

Psilos/CareGuide Investment, L.P.
By: Psilos Group Investors III, LLC
Its General Partner

By:	/s/ Albert S. Waxman
	Name:	Albert S. Waxman
	Title:	Senior Managing Member

Hickory Venture Capital Corporation

By:	/s/ J. Thomas Noojin
	Name:	J. Thomas Noojin
	Title:	President

Derace L. Schaffer, M.D.

By:	/s/ Derace L. Schaffer

John Pappajohn

By:	/s/ John Pappajohn